EXECUTION COPY

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT (the “Amendment”) to the ASSET PURCHASE AGREEMENT dated as of September 13, 2007 (the “Agreement”) is entered into by and among ProElite, Inc., a New Jersey corporation (“Company”), Future Fight Productions, Inc., a Hawaii corporation, (“Seller”) and the holders of one hundred percent (100%) of the outstanding shares of capital stock, Thomas Jay Thompson and Odd Haugen (collectively, the “Shareholders”).

The Company, Seller and the Shareholders hereby agree to amend the Agreement as follows (capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement):

1.  Section 1.4(b) of the Agreement is hereby amended and restated in its entirety as follows:

(b) Additional Consideration. Company shall pay an additional One Hundred Thousand Dollars ($100,000.00) cash (“Additional Consideration”) to the Seller within three (3) business days of the first anniversary of the Closing, subject to the following conditions:

(i)  Seller’s twelve (12) months’ earnings before interest, taxes, depreciation and amortization (“EBITDA”) ending on November 30, 2008 exceeds $195,000. EBITDA shall not include any non-Business related expenses incurred by the Company. The EBITDA calculations for the twelve-month period ending November 30, 2008 shall be prepared by Company or its representative from the records of the Company.

(ii)  Seller and Shareholders have secured releases, permits, approvals and consents from all Persons as may be required for the Company to exploit and use the Content (the “Releases”) within 12 months of the Closing Date.

(iii)  If Seller has satisfied Section 1.4(b)(i) but is unable to satisfy the condition in Section 1.4(b)(ii), fifty percent (50%) of the Additional Consideration shall be paid to Seller only upon Seller obtaining the Releases to the satisfaction of the Company, subject to Section 7.2 below.

2. Section 2.11 is hereby amended with the deletion of the following:

“, and, that based on such financial records, Company will be able to cause an audit to be completed for at least the last two fiscal years.”

3. Section 5.2 (i) is hereby amended and restated in its entirety as follows:

“Seller shall have terminated that certain License Agreement, by and between Seller and Direct Response Specialist, LLC, a Hawaii limited liability company (“Direct Response”), dated as of October 4, 2004.”

4. Section 7.2 is hereby amended with the addition of the following sentence at the end thereof:

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“Notwithstanding anything to the contrary, in the event that: (1) the Company incurs Company Damages which have not yet been satisfied by the Seller and the Shareholders, and (2) Additional Consideration is payable to Seller pursuant to Section 1.4(b) above, then the Company may, at its option, apply all or a portion of the Additional Consideration to satisfy the Company Damages.”

4. Except as amended herein, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have accepted and agreed to this Amendment of the Agreement, and have executed this Amendment as of December 7, 2007.

PROELITE, INC.

By: /s/ Edward Hanson Edward Hanson, Chief Financial Officer

FUTURE FIGHT PRODUCTIONS, INC.

By: /s/ Thomas Jay Thompson Thomas Jay Thompson, President
SHAREHOLDERS:

/s/ Thomas Jay Thompson
Thomas Jay Thompson

/s/ Odd Haugen
Odd Haugen

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